Exhibit 99.1

American Software Reports Preliminary Second Quarter of Fiscal Year 2016 Results

License Fee Revenues Increase 85%, Total Revenue Increases 18% and Operating Earnings Increase 141% for the Quarter

ATLANTA--(BUSINESS WIRE)--December 3, 2015--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the second quarter of fiscal 2016. The Company increased License Revenue by 85% and Total Revenues by 18% driving a 141% increase in Operating Earnings and an 83% increase in Net Earnings for the second quarter.

Key second quarter financial metrics:

  Total revenues for the quarter ended October 31, 2015 were $29.1 million, an increase of 18% over the comparable period last year.
  Software license revenues for the quarter ended October 31, 2015 were $5.6 million, an increase of 85% compared to the same period last year.
  Services and other revenues for the quarter ended October 31, 2015 increased 14% to $13.5 million compared to $11.8 million for the same period last year.
  Maintenance revenues for the quarter ended October 31, 2015 increased 3% to $10.0 million compared to $9.8 million the same period last year.
  Operating earnings for the quarter ended October 31, 2015 were $3.3 million, an increase of 141% compared to the same period last year.
  GAAP net earnings for the quarter ended October 31, 2015 were $2.2 million or $0.07 per fully diluted share compared to $1.2 million or $0.04 per fully diluted share in the same period last year.
  Adjusted net earnings for the quarter ended October 31, 2015, which excludes stock-based compensation expense and amortization of acquisition-related intangibles, were $2.5 million or $0.08 per fully diluted share compared to $1.8 million or $0.06 per fully diluted share for the same period last year, which excluded stock-based compensation expense, amortization of acquisition-related intangibles and the related net loss in the prior year.
  EBITDA increased 67% to $4.7 million for the quarter ended October 31, 2015 compared to $2.8 million for the quarter ended October 31, 2014.
  Adjusted EBITDA increased 60% to $5.1 million for the quarter ended October 31, 2015 compared to $3.2 million for the quarter ended October 31, 2014. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.
  Cloud Services Annual Contract Value (ACV) increased approximately 174% to $3.1 million for the quarter ended October 31, 2015 compared to $1.1 million in the same period of the prior year. The ACV is comprised of software-as-a-service (SaaS) ACV of $1.5 million compared to approximately $266,000 during the same period last year and other cloud services ACV of $1.6 million compared to $870,000 during the same period last year.

Key fiscal 2016 year to date financial highlights:

  Total revenues for the six months ended October 31, 2015 were $57.9 million, a 17% increase over the comparable period last year.
  Software license fees for the six month period were $10.4 million, a 41% increase compared to the same period last year.
  Services and other revenues for the six months ended October 31, 2015 increased 20% to $27.3 million compared to $22.8 million the same period last year.
  Maintenance revenues for the six months ended October 31, 2015 were $20.2 million, a 5% increase compared to $19.3 million the same period last year.
  For the six months ended October 31, 2015, the Company reported operating earnings of approximately $7.1 million, a 102% increase over the same period last year.
  GAAP net earnings were approximately $4.7 million or $0.16 per fully diluted share for the six months ended October 31, 2015, a 74% increase compared to $2.7 million or $0.09 per fully diluted share for the same period last year.
  Adjusted net earnings for the six months ended October 31, 2015, which excludes stock-based compensation expense and amortization of acquisition-related intangibles increased 39% to $5.3 million or $0.18 per fully diluted share, compared to $3.8 million or $0.13 per fully diluted share for the same period last year, which also excluded stock-based compensation expenses and acquisition-related amortization of intangibles and the net loss of MID Retail.
  Adjusted EBITDA increased 50% to $10.8 million for the six months ended October 31, 2015 compared to $7.2 million for the six months ended October 31, 2014. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.

The Company is including Annual Contract Value (ACV), EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of Annual Contract Value (ACV), EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. The Annual Contract Value (ACV) is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue growth trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period.

The overall financial condition of the Company remains strong, with cash and investments of approximately $72.1 million as of October 31, 2015. During the second quarter of fiscal 2016, the Company distributed approximately $2.9 million in shareholder dividends. On November 12, 2015, the Company’s Board of Directors declared a quarterly dividend of $0.10 per share payable to the Class A and Class B Common Shareholders of record at the close of business on February 12, 2016. The dividend will be paid on or about February 26, 2016.

“Fiscal year 2016 continues to gain momentum across all revenue streams. During the second quarter fiscal 2016, we grew license revenue by 85% and total revenues by 18% driving a 141% increase in operating earnings compared to the same period of the prior year,” said Mike Edenfield, president and CEO of American Software. “Both new and existing customers are investing to improve their supply chain performance and achieve tangible business benefits from their initiatives in the form of lower costs, better service and improved visibility across increasingly complex and global networks. We welcomed 10 new customers during the quarter and signed software agreements with customers in 10 countries.”

Additional highlights for the second quarter of fiscal 2016 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the second quarter include: Accord Healthcare, AlphaBroder, Ameriwood Industries, Enzo Biochem, Haggar Clothing, Ingram Entertainment, Keeco, Pearson Education, Super Amart, and TwinsSaver Group.
  During the quarter, software license agreements were signed with customers located in the following 10 countries: Australia, Canada, Denmark, Finland, Mexico, Singapore, South Africa, Sweden, the United Kingdom, and the United States.
  Logility, a subsidiary, announced Groupe Dynamite, a growing fast-fashion retailer with more than 380 locations around the world, received the 2015 Sailing to New Heights with Logility award. The retailer has realized several benefits through its implementation of Logility Voyager Retail Optimization including an improved forecast, increased inventory turns, automated allocation and replenishment, and the development of more accurate size curves to better fit individual store location needs.
  During the quarter, Logility announced Modell’s Sporting Goods, Moen, Red Wing Shoe Company, Regal Beloit, and The Timken Company each received the 2015 Logility Leadership Award. The award highlights supply chain excellence through the use of Logility Voyager Solutions™. This year’s winners were recognized for their efforts including driving a robust sales and operations planning (S&OP) process, reducing inventory, increasing forecast accuracy, improving transportation operations, and attaining higher customer service levels through the innovative use of Logility’s supply chain and retail planning software solutions.
  Logility customer JR Simplot Company, one of the largest privately held food and agribusiness companies in North America, led a keynote presentation at the Logility customer conference, Connections 2015. John Ball, senior director of optimization for JR Simplot Company, shared how Simplot deployed Logility Voyager Solutions to help support the company’s transformation and growth initiatives.
  During the quarter, Logility hosted its customer conference, Connections 2015: The Voice of Supply Chain Success, to record attendance. The event featured customer success stories including J.R. Simplot Company, ASICS, Big Lots!, Intel, and Starbucks, who shared insights and best practices on how they utilize Logility Voyager Solutions to drive supply chain excellence.
  In May 2015 Sanofi, a €33.8 billion global provider of therapeutic healthcare solutions, began deploying Demand Solutions SaaS Integrated Business Planning to support business operations in 13 countries across seven regions of South and Latin America. After an exhaustive evaluation of 34 solution providers, Sanofi selected Demand Solutions from Demand Management, a subsidiary of the Company, to leverage the solutions deep domain expertise, global support and advanced Sales and Operations Planning (S&OP) capabilities. During the second quarter, Sanofi went live with Demand Solutions SaaS for Mexico and began the implementation for Columbia. Additionally, Sanofi plans to begin the rollout of Demand Solutions SaaS for Brazil in January 2016.
  Demand Management held its semi-annual customer conference, DSCOVER, in San Diego, California on September 13-15. Attendees from across Demand Management's customer base had the opportunity to participate in roundtable discussions on supply chain topics, network with peers, provide input on product enhancements, and get one-on-one assistance from the company's customer support team.
  NGC Software, a subsidiary, announced Vocational Guidance Services, a not-for-profit vocational rehabilitation agency, implemented NGC’s Shop Floor Control system in its Cleveland, OH sewing facility. NGC’s software provides real-time labor and production reporting throughout Vocational Guidance Services’ manufacturing operation.
  During the quarter, NGC Software announced Nature USA, a provider of knit apparel and sportswear for major brands, selected the company’s fashion PLM, ERP, Product Testing, and Shop Floor Control solutions. The implementation of NGC Software’s solutions will help Nature USA improve productivity across the entire product life cycle as well as ensure compliance with product safety regulations such as CPSIA and Proposition 65.
  Jump Design Group selected NGC Software’s Global Enterprise Suite for fashion PLM, supply chain management and ERP. Each application in NGC’s GES works in unison as a single enterprise platform to provide Jump Design Group the advantages of working with a single company that has in-depth understanding of the fashion industry combined with best-of-breed apparel software solutions.

Company & Technology

  H. Allan Dow was promoted to president of Logility and Geoffrey W. Cobleigh was promoted to senior vice president of sales for the Americas. J. Michael Edenfield, formerly president and CEO of Logility, continues to serve as president, CEO and director of American Software and as chairman of the Logility Board of Directors.
  During the quarter, Logility released details of its upcoming supply chain solution, Logility Voyager Integrated Business Planning™. Voyager Integrated Business Planning ties strategic, tactical and operational activities into a single comprehensive business plan to deliver rapid simulations, multiple ‘what-if’ scenario comparisons, and real time analytics that enable demand and supply segmentation, risk and opportunity assessment, multi-enterprise collaboration, and the ability to rapidly respond to changes in the supply chain.
  Logility announced the general availability of Logility Voyager Thumbprint™, a mobile application for Android and iOS devices that delivers rapid access to supply chain insights, the ability to quickly update information, and collaborate across the enterprise with key trading partners.
  Gartner strongly positioned Logility in its 2015 Magic Quadrant for Merchandise Assortment Management Applications. Logility Voyager Solutions helps retailers optimize their operations from sourcing through manufacturing to store and customer delivery ensuring product availability and improving customer satisfaction while efficiently managing inventory positions, and strategically directing inventory to the proper channel or location to best serve customer demand
  During the quarter, Logility held a live, educational webcast with Aberdeen Group to explore the key factors that lead to S&OP excellence. The webcast provided attendees with insights into how they can drive more value across their organization and remove barriers to S&OP success through case study examples and based on research conducted by Aberdeen Group.
  Demand Management continued its international growth by adding two additional representatives located in Brazil. For the six months ended October 31, 2015, international software license agreements represented approximately 59% of the Demand Management business.
  Demand Management announced its collaboration with Microsoft to deliver the Demand Solutions SaaS solution built on Microsoft Azure. This cloud-based platform allows customers to streamline and enhance their supply chain processes without having to build and maintain a complex IT infrastructure.
  Demand Management presented at the APICS 2015 conference in Las Vegas, Nevada on October 5-7. Bill Whiteside, principal with Demand Solutions Northeast, spoke on the topic of “Dramatic Forecasting Progress in the Real World.”

About American Software, Inc.

Atlanta-based American Software (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative solutions to optimize the supply chain. Logility Voyager Solutions™ is a complete supply chain and retail optimization solution suite that features a performance monitoring architecture and provides supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); supply and inventory optimization; manufacturing planning and scheduling; retail merchandise planning and allocation; and transportation planning and management. Logility customers include Abercrombie & Fitch, Big Lots, Parker Hannifin, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers supply chain solutions to small and midsized manufacturers, distributors and retailers. Demand Management’s Demand Solutions® suite is widely deployed and globally recognized for forecasting, demand planning and point-of-sale analysis. Demand Management serves customers such as AutomationDirect.com, Campbell Hausfeld and Lonely Planet. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, ERP and product testing software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Aeropostale, Billabong, Carter’s, Casual Male, Hugo Boss, Jos. A. Bank, FGL Group, Athletica, Marchon Eyewear, and Swatfame. For more information about American Software, named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc.; Demand Solutions is a registered trademark of Demand Management, Inc.; and NGC and New Generation Computing are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2015	2014	Pct Chg.	2015	2014	Pct Chg.
Revenues:
License	$5,563	$3,012	85%	$10,439	$7,380	41%
Services & other	13,463	11,794	14%	27,308	22,786	20%
Maintenance	10,044	9,771	3%	20,181	19,268	5%
Total Revenues	29,070	24,577	18%	57,928	49,434	17%

Cost of Revenues:
License	2,002	1,763	14%	3,929	3,499	12%
Services & other	9,923	8,543	16%	19,374	16,338	19%
Maintenance	2,248	2,175	3%	4,411	4,156	6%
Total Cost of Revenues	14,173	12,481	14%	27,714	23,993	16%
Gross Margin	14,897	12,096	23%	30,214	25,441	19%

Operating expenses:
Research and development	3,589	3,478	3%	7,155	6,852	4%
Less: capitalized development	(1,173)	(668)	76%	(1,990)	(846)	135%
Sales and marketing	5,465	4,574	19%	10,698	9,218	16%
General and administrative	3,620	3,161	15%	7,067	6,376	11%
Provision for doubtful accounts	0	65	na	0	107	na
Amortization of acquisition-related intangibles	68	107	(36%)	136	192	(29%)

Total Operating Expenses	11,569	10,717	8%	23,066	21,899	5%
Operating Earnings	3,328	1,379	141%	7,148	3,542	102%
Interest Income & Other, Net	133	489	(73%)	436	795	(45%)
Earnings Before Income Taxes	3,461	1,868	85%	7,584	4,337	75%
Income Tax Expense	1,308	693	89%	2,859	1,628	76%
Net Earnings	$2,153	$1,175	83%	$4,725	$2,709	74%
Earnings per common share: (1)
Basic	$0.08	$0.04	100%	$0.16	$0.10	60%
Diluted	$0.07	$0.04	75%	$0.16	$0.09	78%

Weighted average number of common shares outstanding:
Basic	28,660	28,270		28,637	28,252
Diluted	28,941	28,586		28,910	28,595

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2015	2014	Pct Chg.	2015	2014	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$2,153	$1,175	83%	$4,725	$2,709	74%
Income tax expense	1,308	693	89%	2,859	1,628	76%
Interest Income & Other, Net	(133)	(489)	(73%)	(436)	(795)	(45%)
Amortization of intangibles	1,202	1,161	4%	2,397	2,260	6%
Depreciation	205	295	(31%)	421	579	(27%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	4,735	2,835	67%	9,966	6,381	56%

Stock-based compensation	410	390	5%	808	794	2%
Adjusted EBITDA	$5,145	$3,225	60%	$10,774	$7,175	50%

EBITDA, as a percentage of revenues	16%	12%		17%	13%

Adjusted EBITDA, as a percentage of revenues	18%	13%		19%	15%

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2015	2014	Pct Chg.	2015	2014	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,153	$1,175	83%	$4,725	$2,709	74%
Mid Retail Loss (2)	-	377	nm	-	562	nm
Amortization of acquisition-related intangibles (2)	42	25	68%	85	50	70%
Stock-based compensation (2)	255	245	4%	503	496	1%
Adjusted Net Earnings	$2,450	$1,822	34%	$5,313	$3,817	39%

Adjusted non-GAAP diluted earnings per share	$0.08	$0.06	33%	$0.18	$0.13	38%
(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.08 and $0.16 for the three and six months ended October 31, 2015, respectively. Diluted per share for Class B shares under the two-class method are $0.04 and $0.10 for the three and six months ended October 31, 2014, respectively.

(2) - Tax affected using the effective tax rate for the three and six months period ended October 31, 2015 and 2014.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	October 31,	April 30,
	2015	2015

Cash and Cash Equivalents	$41,522	$44,655
Short-term Investments	19,473	17,584
Accounts Receivable:
Billed	14,550	16,018
Unbilled	3,745	3,585
Total Accounts Receivable, net	18,295	19,603
Prepaids & Other	4,422	3,748
Current Assets	83,712	85,590

Investments - Non-current	11,143	13,156

PP&E, net	3,368	3,548
Capitalized Software, net	9,853	9,815
Goodwill	18,749	18,749
Other Intangibles, net	2,303	2,748
Other Non-current Assets	655	660
Total Assets	$129,783	$134,266

Accounts Payable	$883	$920
Accrued Compensation and Related costs	3,486	3,048
Dividend Payable	2,869	2,861
Other Current Liabilities	2,363	3,274
Deferred Tax Liability - Current	693	636
Deferred Revenues - Current	24,466	28,511
Current Liabilities	34,760	39,250

Deferred Revenues - Non-current	329	290
Deferred Tax Liability - Non-current	700	995
Other Long-term Liabilities	605	805
Long-term Liabilities	1,634	2,090

Total Liabilities	36,394	41,340

Shareholders' Equity	93,389	92,926

Total Liabilities & Shareholders' Equity	$129,783	$134,266

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Six Months Ended
	October 31,
	2015	2014

Net cash provided by (used in) operating activities	$4,362	$(262)

Capitalized computer software development costs	(1,990)	(846)
Purchases of property and equipment, net of disposals	(241)	(232)
Purchase of business, net of cash acquired	-	(7,909)

Net cash used in investing activities	(2,231)	(8,987)

Dividends paid	(5,724)	(5,648)
Repurchase of common stock	(70)	(780)
Payment for accrued acquisition consideration	(200)	(200)
Excess tax benefits from stock based compensation	21	78
Proceeds from exercise of stock options	709	597

Net cash used in financing activities	(5,264)	(5,953)

Net change in cash and cash equivalents	(3,133)	(15,202)
Cash and cash equivalents at beginning of period	44,655	55,803

Cash and cash equivalents at end of period	$41,522	$40,601

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer